Exhibit 99.1

OSI Systems Reports Third Quarter Fiscal 2016 Financial Results

  Q3 Sales of $211 million
  Q3 Earnings Per Diluted Share
    Non-GAAP EPS of $0.64
    GAAP EPS of $0.47
  Company Authorizes Additional 1,000,000 Share Stock Repurchase Program

HAWTHORNE, Calif.--(BUSINESS WIRE)--April 27, 2016--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for the fiscal quarter ended March 31, 2016.

“Our third quarter results were largely in line with expectations and were driven by the overall strength of our Security Division and continued operating margin expansion in our Optoelectronics and Manufacturing Division. We were disappointed with the results of our Healthcare Division as topline challenges continued due to an unfavorable environment. While the difficult global market continues to challenge each of our businesses, our backlog and pipeline of opportunities remain robust and our management team is focused on setting the stage for a strong start to fiscal 2017,” said Deepak Chopra, OSI Systems’ Chairman and Chief Executive Officer.

The Company reported revenues of $210.8 million for the third quarter of fiscal 2016, a decrease of 2% as compared to the same period a year ago. Net income for the third quarter of fiscal 2016 was $9.3 million, or $0.47 per diluted share, compared to net income of $13.2 million, or $0.64 per diluted share, for the third quarter of fiscal 2015. Excluding the impact of impairment, restructuring and other charges, net income for the third quarter of fiscal 2016 would have been $12.7 million, or $0.64 per diluted share, compared to net income of $15.9 million, or $0.78 per diluted share for the comparable quarter of the prior year.

For the nine months ended March 31, 2016, the Company reported revenues of $608.2 million, a decrease of 12% below the same period a year ago. Net income for this period was $20.3 million, or $1.00 per diluted share, compared to net income of $42.7 million, or $2.08 per diluted share, for the same period a year ago. Excluding the impact of impairment, restructuring and other charges, net income for the nine months ended March 31, 2016 would have been $31.7 million, or $1.56 per diluted share, compared to net income of $47.4 million, or $2.31 per diluted share, for the comparable period in the prior year.

As of March 31, 2016, the Company’s backlog was approximately $661 million. During the third quarter of fiscal 2016, the Company generated cash flow from operations of $20.7 million, made capital expenditures of $4.0 million and used $50.7 million to buy back stock under its stock repurchase program.

Mr. Chopra continued, “During the third quarter, the Security Division’s revenues increased by 11% to $110.6 million representing the second highest third quarter sales in our history. The book to bill ratio for the nine months ended March 31, 2016 in this Division was approximately 1.1. With market challenges relating to the timing of awards and delivery of products, we will continue to focus on operational improvement initiatives including reducing our cost base. We have a strong backlog and pipeline of product and service opportunities, and we look forward to fiscal 2017.”

Mr. Chopra further commented, “Our Optoelectronics and Manufacturing Division continued to deliver operating margin expansion. Benefitting from a more favorable product and customer mix, we reported a 9.6% operating margin, excluding the impact of impairment, restructuring and other charges. This represented our sixth consecutive quarter of year-over-year operating margin expansion. During the quarter we acquired two businesses that will expand our product offering and customer base in the United States as well as our footprint in the United Kingdom. We believe this Division is well positioned to resume top line growth in fiscal 2017.”

Mr. Chopra concluded, “Sales in our Healthcare Division continued to be adversely affected by a difficult global market. The softness is not expected to turn around this quarter, but management is focused on regaining the positive momentum displayed during the second half of the prior fiscal year. We have made changes within the top management and recently appointed a new leader for this Division. Although the impact of the management changes and adjustments to our product portfolio will not be immediate, we believe that such improvements will position us well for a stronger fiscal 2017.”

Stock Repurchase Program

The Company announced that its Board of Directors has approved a new stock repurchase program authorizing the purchase of up to one million shares of the Company’s common stock. The shares of common stock authorized to be repurchased under the new repurchase program are in addition to the 63,158 shares remaining under the Company’s existing stock repurchase program.

“Our Board of Directors and senior management are confident in the Company’s growth prospects, cash flow profile and long-term strategy,” said Mr. Chopra. “As we reviewed our capital allocation strategy, this expanded stock repurchase program further demonstrates our confidence in the strength of our businesses and commitment to delivering shareholder value.”

Purchases may be made from time to time in the open market or in privately negotiated transactions and block trades, in accordance with federal securities laws, including Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended. This program does not have an expiration date. The stock repurchase program may be modified, terminated or expanded by the Company at any time without prior notice. There is no guarantee as to the exact number of shares, if any, that will be purchased by the Company under the program. The amount and timing of any purchases will depend on a number of factors, including price, trading volume, general market conditions, legal requirements, and other factors.

Fiscal Year 2016 Fourth Quarter Outlook

Based on the information known as of today, the Company is reducing its fiscal 2016 guidance. Fourth quarter sales guidance is $230 million - $255 million and earnings guidance is $0.45 to $0.70 per diluted share, excluding the impact of impairment, restructuring and other charges. Actual sales and diluted EPS could vary from this guidance including as a result of the matters discussed under the “Forward-Looking Statements” section. This reflects the ongoing challenges facing the Healthcare Division as well as the timing of awards and mix of revenues in the Security Division.

Presentation of Non-GAAP Financial Measures

This earnings release includes a presentation of non-GAAP net income and diluted earnings per share, each of which is a non-GAAP financial measure. Discussion of adjustments to arrive at non-GAAP figures for the three and nine months ended March 31, 2015 and 2016 is provided to allow for the comparison of underlying earnings, net of impairment, restructuring and other charges. Management believes that providing these non-GAAP figures provides additional insight into the ongoing operations of the Company. Non-GAAP financial measures should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that management does not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the business. Management believes that the Company’s non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

Reconciliations of GAAP to non-GAAP net income and diluted earnings per share are in the accompanying tables.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 1:30pm PT (4:30pm ET), today to discuss its results for the third quarter of fiscal 2016. To listen, please visit the investor relations section of the OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until May 11, 2016. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-855-859-2056 and entering the conference call identification number ‘97343664’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and provides related services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities in more than a dozen countries. The Company implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company's current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company's control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Forward-looking statements include, but are not limited to, information provided regarding expected revenues, earnings and growth in fiscal 2016 and fiscal 2017. In addition, the Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; delays in customer programs; delays in revenue recognition related to the timing of customer acceptance; unanticipated impacts of sequestration and other U.S. Government budget control provisions; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to the Company's businesses; global economic uncertainty; impact of volatility in oil prices; unfavorable currency exchange rate fluctuations; market acceptance of the Company's new and existing technologies, products and services; the Company's ability to win new business and convert any orders received to sales within the fiscal year in accordance with the Company's operating plan; enforcement actions in respect of any noncompliance with laws and regulations including export control and environmental regulations and the matters that are the subject of some or all of the Company's ongoing investigations and compliance reviews; contract and regulatory compliance matters, and actions, if brought, resulting in judgments, settlements, fines, injunctions, debarment or penalties, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in the Company's Securities and Exchange Commission filings which could have a material and adverse impact on the Company's business, financial condition and results of operations. For additional information on these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and other risks described therein and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with requirements under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2016	2015	2016
Revenues	$215,375	$210,804	$691,601	$608,193
Cost of goods sold	142,771	140,745	455,481	402,099
Gross profit	72,604	70,059	236,120	206,094

Operating expenses:
Selling, general and administrative	37,970	39,233	130,046	122,767
Research and development	12,559	12,945	38,469	37,871
Impairment, restructuring and other charges	3,620	4,537	6,425	15,634
Total operating expenses	54,149	56,715	174,940	176,272
Income from operations	18,455	13,344	61,180	29,822
Interest and other expense, net	(812)	(666)	(2,508)	(2,083)
Income before income taxes	17,643	12,678	58,672	27,739
Provision for income taxes	4,415	3,335	15,954	7,483
Net income	$13,228	$9,343	$42,718	$20,256

Diluted earnings per share	$0.64	$0.47	$2.08	$1.00
Weighted average shares outstanding – diluted	20,529	19,941	20,515	20,261

CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30, 2015	March 31, 2016 (Unaudited)
Assets
Cash and cash equivalents	$47,593	$97,425
Accounts receivable, net	178,519	159,787
Inventories	230,421	291,092
Other current assets	84,988	96,523
Total current assets	541,521	644,827
Non-current assets	438,153	430,475
Total Assets	$979,674	$1,075,302

Liabilities and Stockholders' Equity
Bank lines of credit	$--	$125,000
Current portion of long-term debt	2,801	2,759
Accounts payable and accrued expenses	114,525	146,097
Deferred revenues	47,787	34,796
Other current liabilities	84,168	97,331
Total current liabilities	249,281	405,983
Long-term debt	8,556	6,770
Deferred income taxes	65,435	68,887
Other long-term liabilities	74,623	61,543
Total liabilities	397,895	543,183
Total stockholders’ equity	581,779	532,119
Total Liabilities and Stockholders’ Equity	$979,674	$1,075,302

SEGMENT INFORMATION
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2016	2015	2016
Revenues – by Segment:
Security Division	$99,164	$110,550	$349,608	$300,680
Healthcare Division	59,383	49,113	176,710	156,126
Optoelectronics and Manufacturing Division including intersegment revenues	65,291	61,306	199,912	184,414
Intersegment revenues elimination	(8,463)	(10,165)	(34,629)	(33,027)
Total	$215,375	$210,804	$691,601	$608,193

Operating income (loss) – by Segment:
Security Division (1)	$13,266	$14,554	$50,926	$29,723
Healthcare Division (2)	3,707	(188)	11,258	6,130
Optoelectronics and Manufacturing Division (3)	5,008	5,325	13,701	14,078
Corporate (4)	(3,498)	(6,077)	(13,748)	(19,182)
Eliminations	(28)	(270)	(957)	(927)
Total	$18,455	$13,344	$61,180	$29,822

(1)	Includes impairment, restructuring and other charges of $2.1 million and $3.9 million for the three and nine months ended March 31, 2015, respectively; and $1.2 million and $7.5 million for the three and nine months ended March 31, 2016, respectively.

(2)	Includes impairment, restructuring and other charges of $1.0 million and $1.1 million for the three and nine months ended March 31, 2015, respectively; and $1.7 million for each of the three and nine months ended March 31, 2016.

(3)	Includes impairment, restructuring and other charges of $0.5 million and $0.7 million for the three and nine months ended March 31, 2015, respectively; and $0.6 million and $3.1 million for the three and nine months ended March 31, 2016, respectively.

(4)	Includes impairment, restructuring and other charges of $0.7 million for the nine months ended March 31, 2015; and $1.0 million and $3.3 million for the three and nine months ended March 31, 2016, respectively.

Reconciliation of GAAP to Non-GAAP Net Income and Earnings Per Share
(in thousands, except earnings per share data)
(Unaudited)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2015		2016		2015		2016
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS
GAAP basis	$13,228	$0.64	$9,343	$0.47	$42,718	$2.08	$20,256	$1.00
Add back - Impairment, restructuring and other charges, net of tax	2,714	0.14	3,344	0.17	4,678	0.23	11,417	0.56
Non-GAAP basis	$15,942	$0.78	$12,687	$0.64	$47,396	$2.31	$31,673	$1.56

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
(310) 349-2237
avashishat@osi-systems.com